EXHIBIT 10.8
                                 PROMISSORY NOTE


         FOR VALUE RECEIVED, Don R. Taylor, an Indiana resident (the "Borrower"), promises to pay to the order of Personnel Management, Inc., an Indiana Corporation (the "Holder"), on December 1, 1999, at 1499 Windhorst Way, Suite 100, Greenwood, Indiana 46143, or at such other place as the Holder shall direct in writing, the principal sum of one hundred forty one thousand one hundred ninety eight dollars ($141,198.00) with interest upon the unpaid principal balance, compounded annually, from December 1, 1997, with attorneys' fees and costs of collection and without relief from valuation and appraisement laws. The interest rate will be determined based upon the Holder's average borrowing rate on its senior bank debt calculated on a quarterly basis. This Promissory Note may be prepaid in full or in part at any time without penalty. All amounts received from the Borrower shall be applied first to accrued but unpaid interest.

                  Time is of the essence of this Promissory Note. Borrower waives demand, presentment, protest, notice of protest and notice of nonpayment or dishonor of this Promissory Note. No delay or omission on the part of the Holder in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Holder of any right or remedy shall preclude other or further exercise thereof or of any other right or remedy.

                  This Note replaces and supersedes the Promissory Note issued by Borrower in favor of Personnel Management, Inc. dated December 1, 1995 in the principal amount of one hundred nineteen thousand three hundred ninety one dollars ($119,391.00).

                  EXECUTED AND EFFECTIVE the 1st day of December, 1997.



                                            /s/Don R. Taylor